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                                                                Exhibit 7(c)(ii)

                                 PROMISSORY NOTE


$379,788                                                        August 22, 1996



         FOR VALUE RECEIVED,

         Community Medical Transport, Inc. (the "Undersigned"), hereby promises to pay to the order of Elite Ambulance & Medical Coach, Inc. (the "Payee") which is changing its name at Payee's Bank or at such other place as the holder of this Promissory Note ("Note") may designate from time to time in writing, the principal sum of Three hundred seventy-nine thousand, seven hundred eighty-eight ($379,788) Dollars in U.S. Dollars with interest at the per annum rate of eight (8%) percent per annum upon the unpaid principal balance hereof until paid in full. The principal amount with interest thereon, shall be paid on August 22, 1997. The Note is issued pursuant to an Asset Purchase Agreement dated February 23, 1996 among the Undersigned, Payee and shareholders of Payee (the "Purchase Agreement") pursuant to which a subsidiary ("Subsidiary") of the undersigned is acquiring assets of the Payee. Payment of principal and interest shall be subject to set off provisions of Article X of the Purchase Agreement.

         The maturity of this Note may be accelerated at any time by the Payee upon the occurrence of a "Default" as hereinafter defined. Any one or more of the following events shall constitute an event of default ("Default") by the Undersigned hereunder:

         (a) If the Undersigned fails to pay when due and payable any of its obligations hereunder to the Payee which failure remains uncured for a period of seven (7) days after notice to the Undersigned;

         (b) If any proceeding is commenced by or against the Undersigned under any provision of the Bankruptcy Code, as amended, or any other bankruptcy or insolvency law, including but not limited to assignments for the benefit of creditors, formal or informal moratoriums, compositions, or extensions with some or all creditors, any proceeding seeking a reorganization, arrangement or any other relief under the Bankruptcy Code, as amended, or any other bankruptcy or insolvency law and any such proceeding commenced against the Undersigned is not dismissed within thirty (30) days thereafter;

         (c) If any proceeding is filed or commenced by or against the Undersigned for its dissolution or liquidation and not dismissed within thirty days;



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         In the event of a Default, Payee may, at its election, upon three (3)
written notice of its election, declare the note immediately due and payable and exercise any other right or remedy available to Payee under applicable law, all of which are authorized by the Undersigned.

         The principal of the Note may be prepaid from time to time without penalty and shall be prepaid within five (5) business days of any of the following events: (i) the sale by the Undersigned of all the shares of the Subsidiary, (ii) the merger of the Subsidiary with a non-affiliate of the Undersigned or (iii) the sale of substantially all the assets acquired by the Subsidiary pursuant to the Purchase Agreement to a non-affiliate.

         Payee's failure at any time or time hereafter to require strict performance by the Undersigned of any of the provisions, terms and conditions contained in this Note or in any of the other Agreements shall not waive, affect or diminish any right of the Payee at any time or times hereafter to demand strict performance thereof and such right shall not be deemed to have been waived by any act or knowledge of the Payee, unless such waiver is contained in an instrument in writing signed by the Payee and directed to the Undersigned specifying such waiver. No waiver by the Payee of any Default shall operate as a waiver of any other Default or the same default on a future occasion. No delay or omission on the part of the Payee in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Payee of any right or remedy shall preclude other of further exercise thereof or the exercise of any other right or remedy.

         Any notice, demand or communication required or permitted under this Agreement shall be in writing and shall either be hand-delivered to the other party or mailed to the addresses set forth below by registered or certified mail, return receipt requested or sent by overnight express mail or courier or facsimile to such address, if a party has a facsimile machine. Notice shall be deemed to have been given and received when so hand-delivered or after three (3) business days when so deposited in the U.S. Mail, or when transmitted and received by facsimile or sent by express mail properly addressed to the other party. The addresses are:

         To the undersigned:

                       Community Medical Transport, Inc.
                       45 Morris Street
                       Yonkers, NY 10705
                       Attn:  Dean Sloane, President
                       Fax:  914-963-7896


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         With a copy to:

                       Parker Duryee Rosoff & Haft
                       529 Fifth Avenue
                       New York, NY  10017
                       Attn:  Michael D. DiGiovanna, Esq.
                       Fax: 212-972-9487

         To the Payee:

                       c/o John Libretti, Esq.
                       156 Main Street
                       Hackensack, NJ  07601
                       Fax:  201-488-1186


The foregoing addresses may be changed at any time by notice given in the manner herein provided.

         The Undersigned waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence.

                                         COMMUNITY MEDICAL TRANSPORT, INC.


                                         By: /s/ Steven R. Fittante
                                            -----------------------------------
                                            Steven R Fittante
                                            Vice President

[SEAL]

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